October 1, 2008	CONTACTS:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P. COMPLETES MILLENIUM MIDSTREAM PARTNERS, L.P. ACQUISITION AND ENTERS INTO HEDGING AGREEMENTS

HOUSTON, Texas, Eagle Rock Energy Partners, L.P. (NASDAQ GS:EROC) ("Eagle Rock" or the "Partnership") completed today its previously announced acquisition of 100% of the outstanding units of Millennium Midstream Partners, L.P. (“MMP”), and thereby acquired control of MMP’s operating subsidiaries and assets, for a total consideration of approximately $235.5 million, subject to customary post-closing purchase price adjustments. The acquisition was funded through borrowings of $176.4 million drawn on the Partnership's revolving credit facility, cash on hand, and the issuance of four (4) million Eagle Rock common units at an implied value of $13.75 per unit.  The newly-issued Eagle Rock common units are not eligible to receive Eagle Rock’s third quarter distribution, but will begin receiving Eagle Rock’s regular quarterly distributions, as and when declared and paid by Eagle Rock, starting with the distribution for the fourth quarter of 2008.  The transaction closed on October 1, 2008 and has an effective time of 11:59 pm CT on September 30, 2008.

Prior to closing on the transaction, the Partnership diligently assessed the impact of Hurricanes Gustav and Ike on the business prospects of the acquired operations. As a result of its analysis on the expected resumption of operations at the Yscloskey and North Terrebonne processing plants in South Louisiana, combined with MMP’s existing business interruption insurance and the indemnification provisions in the purchase agreement, Eagle Rock believes that the effect of these hurricanes would not result in a material impact to its financial results after the effective date of this transaction.

In order to mitigate the commodity price exposure related to the future equity natural gas liquids to be recovered by the Yscloskey and North Terrebonne processing plants, the Partnership recently purchased crude oil (WTI) put options for 12,000 barrels per month in 2009 at an average strike price of $94.17, and for 11,000 barrels per month in 2010 at an average strike price of $94.55. In addition, the Partnership will retain certain existing commodity options that were purchased by MMP prior to the consummation of the transaction. These include a put option on 4,000 barrels of crude oil (WTI) per month in October through December of 2008 at a strike price of $90.00 per barrel, and a put option on 96,600 gallons of ethane (Mont Belvieu) in October through December 2008 at $0.85 per gallon. The Partnership intends to enter into additional hedging transactions as market opportunities arise.

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing crude oil and natural gas interests; and c) minerals, which includes acquiring and managing fee minerals and royalty interests. Its corporate office is located in Houston, Texas.

This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007.

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